Exhibit 4.1
Description of Securities
General
Science Applications International Corporation (“SAIC,” “us,” “we,” or “our”) is currently authorized to issue up to 1,000,000,000 shares of common stock, par value $0.0001 per share and up to 10,000,000 shares of preferred stock, par value $0.0001 per share. Our common stock is registered under Section 12(b) of the Exchange Act.
The following summary is not complete, and we qualify this description by referring to our amended and restated certificate of incorporation (“certificate of incorporation”) and our amended and restated bylaws (“bylaws”), which are incorporated by reference as exhibits to this Annual Report on Form 10-K, and to the Delaware General Corporation Law (the “DGCL”).
Dividends
Holders of shares of our common stock are entitled to receive dividends when and if declared by our Board out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.
Voting Rights
Holders of shares of our common stock are entitled to one vote for each share held of record on all matter submitted to a vote of stockholders. The vote of the holders of a majority of the stock represented at a meeting at which a quorum is present is generally required to take stockholder action, unless a different vote is required by law or specifically required by our certificate of incorporation or bylaws, Delaware law, or The Nasdaq Stock Market LLC ("Nasdaq").
The holders of our preferred stock do not have the right to vote, except as the SAIC Board establishes, or as provided in our certificate of incorporation or as determined by state law.
Our certificate of incorporation does not provide for cumulative voting in the election of directors.
Rights Upon Liquidation
Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our common stock will be entitled to receive pro rata our remaining assets available for distribution.
Other Rights
Holders of shares of our common stock do not have preemptive, subscription, redemption or conversion rights. All outstanding shares of common stock are fully paid and nonassessable.
Preferred Stock
The holders of our preferred stock do not have the right to vote, except as the SAIC Board establishes, or as provided in the certificate of incorporation or as determined by state law.
The Board of Directors has the authority to determine the terms of each series of preferred stock, within the limits of our certificate of incorporation, our bylaws and the laws of the state of Delaware. These terms include the number of shares in a series, dividend rights, rights in liquidation, terms of redemption, conversion and exchange rights and voting rights, if any.
There are no shares of preferred stock outstanding.

Certain Provisions of Delaware Law, Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws Could Delay or Prevent a Change in Control
No Stockholder Action by Written Consent. Our certificate of incorporation expressly excludes the right of our stockholders to act by written consent. Stockholder action must take place at an annual meeting or at a special meeting of our stockholders.
Special Stockholder Meetings. Our certificate of incorporation provides that special meetings of our stockholders may be called by the board of directors, a majority of the board of directors, or a committee designated by the board of directors. A special meeting may also be called or by a single stockholder owning at least 10%, or one or more stockholders owning at least 25%, of the combined voting power of all classes of capital stock entitled to vote on the matter or matters to be brought before the proposed special meeting.
Mergers with Related Persons. Our certificate of incorporation generally requires that mergers and certain other business combinations between us and a related person must be approved by the holders of securities having two-thirds of our outstanding voting power, as well as by the holders of a majority of the voting power of such securities that are not owned by the related person. A “related person” means any holder of 5% or more of our outstanding voting power. Under Delaware law, unless the certificate of incorporation provides otherwise, only a majority of our outstanding voting power is required to approve certain of these transactions, such as mergers and consolidations, while certain other of these transactions would not require stockholder approval.
These requirements of our certificate of incorporation do not apply, however, to a business combination with a related person, if the transaction:
•is approved by our Board of Directors before the related person acquired beneficial ownership of 5% or more of our outstanding voting power; or
•is approved by a majority of the members of our Board of Directors who are not affiliated with the related person and who were directors before the related person became a related person; or
•involves only us and one or more of our subsidiaries and certain other conditions are satisfied.
In addition, any amendment to the certificate of incorporation provisions described above requires (1) the vote of at least 80% in voting power of all of the outstanding shares of our stock entitled to vote and (2) the vote of at least a majority in voting power of the outstanding shares of our stock entitled to vote other than shares of voting stock that are beneficially owned by a related person that directly proposed such amendment.
SAIC has not opted out of Section 203 of the DGCL, which provides that, if a person acquires 15% or more of the outstanding voting stock of a Delaware corporation, thereby becoming an “interested stockholder”, that person may not engage in certain “business combinations” with the corporation, including mergers, purchases and sales of 10% or more of its assets, stock purchases and other transactions pursuant to which the percentage of the corporation’s stock owned by the interested stockholder increases (other than on a pro rata basis) or pursuant to which the interested stockholder receives a financial benefit from the corporation, for a period of three years after becoming an interested stockholder unless one of the following exceptions applies: (i) the SAIC Board approved the acquisition of stock pursuant to which the person became an interested stockholder or the transaction that resulted in the person becoming an interested stockholder prior to the time that the person became an interested stockholder; (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder such person owned at least 85% of the outstanding voting stock of the corporation, excluding, for purposes of determining the voting stock outstanding, voting stock owned by directors who are also officers and certain employee stock plans; or (iii) the transaction is approved by the SAIC Board and by the affirmative vote of two-thirds of the outstanding voting stock which is not owned by the interested stockholder. An “interested stockholder” also includes the affiliates and associates of a 15% or more owner and any affiliate or associate of the corporation who was the owner of 15% or more of the outstanding voting stock within the three-year period prior to determine whether a person is an interested stockholder.
Supermajority Provisions. Our certificate of incorporation and our bylaws provide that the Board of Directors is expressly authorized to adopt, amend or repeal, in whole or in part, our bylaws without a stockholder vote. No section of the bylaws may be adopted, repealed, altered, amended or rescinded by stockholders except by the vote of the holders of not less than two-thirds of the total voting power of all outstanding shares of voting stock. In addition, any director or the entire Board of Directors may be removed with or without cause by the holders of two-thirds of the total voting power of all outstanding shares.
The DGCL provides generally that the affirmative vote of a majority of the outstanding shares of stock entitled to vote is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage. Our certificate of incorporation provides that the following provisions in our certificate of incorporation may be amended only by a vote of at least two-thirds of the voting power of all of the outstanding shares of our stock entitled to vote thereon, voting together as a single class:
•filling vacancies on our Board of Directors and newly created directorships;
•the removal of directors;
•the provisions regarding stockholder action by written consent;
•the provisions regarding calling special meetings of stockholders;
•the provisions requiring that the bylaws be amended only with a two-thirds supermajority vote; and
•the amendment provision requiring that the above provisions be amended only with a two-thirds supermajority vote.